HELLER FINANCIAL, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(As Amended and Restated Effective as of January 1, 2001)

Section 1
Introduction

          1.1      The Plan and Its Effective Date.      The Heller International Corporation Executive Deferred Compensation Plan (the "Original Plan") was established by Heller International Corporation effective as of January 1, 1994 (the "Effective Date"). Heller International Corporation transferred sponsorship of the Original Plan to Heller Financial, Inc. (the "Company"), effective as of January 1, 1998. Effective as of the same date, the Original Plan was renamed the Heller Financial, Inc. Executive Deferred Compensation Plan (the "Plan").

          1.2      Purpose.      The Original Plan was adopted, and this Plan continues to be maintained, for a select group of management and highly compensated employees. The purpose of the Plan is to retain and attract highly qualified personnel by offering the benefits of a non-qualified, unfunded plan of deferred compensation. This Plan allows Eligible Employees to make deferrals and receive benefits regardless of the benefit and contribution limits applicable to qualified retirement plans under the Internal Revenue Code of 1986, as amended. The Plan is intended to be a top-hat plan described in Section 201(2) of the Employee Retirement Income Security Act of 1974 ("ERISA").

          1.3      Administration.      The Plan will be administered by a committee (the "Committee" ) appointed by the Compensation Committee of the Board of Directors of the Company (the "Compensation Committee"), or, if the Compensation Committee fails to appoint such a committee, the Compensation Committee. The Committee has the powers set forth in the Plan, as well as the power to interpret the Plan's provisions. Any decision of the Committee regarding the Plan will be final and binding on all persons. Benefits under this plan will be paid only if the Committee or its representative decides in its discretion that the applicant is entitled to them. The Committee may delegate its authority hereunder to one or more officers or directors of the Company, and may delegate administrative responsibilities to one or more employees of the Company, or to one or more outside vendors. The members of the Committee will serve at the pleasure of the Compensation Committee and may be removed, with or without cause, by the Compensation Committee.

Section 2
Participation and Deferral Elections

          2.1      Eligibility and Participation.      Subject to the conditions and limitations of the Plan, all leadership executives (salary grade 18 and above) of the Company or an Employer (as defined in Section 6.1), such other executives of the Company or an

Employer identified as eligible by the Committee, and those non-employee members of the Board of Directors of the Company identified as eligible by the Committee will be eligible to participate in the Plan (" Eligible Employees"). Any Eligible Employee who makes a Deferral Election as described in Section 2.2 below will become a participant in the Plan ("Participant") and will remain a Participant until the entire balance of his Deferral Account (defined in Section 3.1 below) has been distributed to him.

            2.2             Rules for Deferral Elections.      Any Eligible Employee may make an irrevocable election ("Deferral Election") to defer receipt of any compensation payable to him for a calendar year in accordance with the rules set forth below, and in Section 2.3.

(a)	An individual will be eligible to make a Deferral Election only if he is an Eligible Employee on the date he makes the election. Effective July 17, 1998, an individual who first becomes an Eligible Employee during a given calendar year may make an election to participate in the Plan during that calendar year, so long as the election:

(i) is submitted to the Committee or its delegate within thirty days after the individual becomes an Eligible Employee; and

(ii) relates only to compensation earned for services performed during that calendar year after the election is properly submitted to the Committee or its delegate.

July 17, 1998 will be a special date upon which individuals first hired by the Company or an Employer earlier in 1998 become Eligible Employees (assuming the Committee has named them as eligible, if applicable).

(b)	All Deferral Elections must be made in writing on such forms or by such means as the Committee prescribes, and must be received by the Committee or its designee no later than the date specified by the Committee. In no event will the date specified by the Committee be on or later than the earliest date that the amount being deferred is made available to the Eligible Employee.

(c)	Payment of amounts deferred will be postponed to the date specified by the Eligible Employee in his initial Deferral Election (the "Distribution Date"). Except as provided in subsections 2.2(f), 2.2(k) or 2.2(l) below, the Distribution Date the Eligible Employee specifies in his initial Deferral Election is irrevocable and will apply to all amounts the Eligible Employee defers under the Plan.

(d)	The Distribution Date the Participant specifies in his initial Deferral Election must be either (i) a particular date no earlier than the January 1 immediately following the third anniversary of the date the Eligible Employee files his initial Deferral Election, (ii) the Eligible Employee's

Termination of Employment (as defined in subsection (e), below) or a particular date coinciding with or next following the Eligible Employee's Termination of Employment (e.g., "January 1 coinciding with or next following my Termination of Employment"), or (iii) the earlier of (i) or (ii) above.

(e)	For purposes of this Plan, a "Termination of Employment" occurs when a person ceases active employment with the Company (including all subsidiaries and affiliates), or, as applicable, ceases to be a member of the Board of Directors of the Company, by reason of a resignation, discharge, retirement, or death. For a Participant who is a non-employee member of the Board of Directors of the Company, a "Termination of Employment" occurs when the Participant ceases to be a non-employee director. The period of time during which a person is receiving severance pay is not considered active employment.

(f)	A Participant may make a one-time election after his initial Deferral Election to change the Distribution Date, but the election will be effective only if the Committee receives the election at least one year and one day before the Distribution Date originally elected by the Participant.

(g)	At the time of the Participant's initial Deferral Election, the Participant must elect a form of payment for his Deferral Account. The Participant may choose among a single lump sum payment, or substantially equal annual installments over a five, ten or fifteen year period. The Participant's election of form of payment must be made on the form, or by the other means, prescribed by the Committee. Except as provided in Section 4.1, the Participant's initial election as to the form of payment of his Deferral Account will apply to all amounts deferred by the Eligible Employee under the Plan.

(h)	At the time of the Participant's initial Deferral Election, the Participant must specify, on the form or by the other means prescribed by the Committee, his initial investment elections under Section 3.2.

(i)	No Deferral Election will apply to any amounts which, in the absence of a Deferral Election, would be payable to the Eligible Employee on or after January 1, 2004. The Board of Directors of the Company may prescribe a later date after which compensation may not be deferred under the Plan.

(j)	A Deferral Election will be irrevocable. Notwithstanding the foregoing, if the Committee determines that a Participant has an Unforeseeable Financial Emergency (as defined in Section 4.6), the Participant's then-effective Deferral Election will be revoked prospectively. In addition, if a Participant receives a distribution on account of hardship under any qualified plan that is described in Section 401(k) of the Internal Revenue

Code (the "Code") and which is maintained by the Company, an Employer or a commonly controlled entity (as defined in Code Sections 414(b), (c) and (m)) of the Company or an Employer, he may not defer amounts under this Plan for a period of 12 months following the date he receives the hardship distribution.

(k)	If a Participant makes a Deferral Election that will first become effective after the Distribution Date initially elected by the Participant, he must select a new Distribution Date and form of payment in the manner described in subsections 2.2(d) and (g), and the new Distribution Date and form of payment selected by the Participant will apply only to amounts deferred by the Participant for calendar years following the year in which he selects the new Distribution Date.

             2.3           Amounts Deferred. Except as provided below, an Eligible Employee may make a Deferral Election as to any compensation payable to him by the Company, an Employer or a commonly controlled entity (as defined in Code Sections 414(b), (c) and (m)) of the Company or an Employer, in the form of cash or the Company's Class A common stock, par value $0.25 ("Company Stock"). Compensation that may be subject to a Participant's Deferral Election includes, but is not limited to:

(a)	his incentive payments under the Long-term Incentive Plan of Heller Financial, Inc. with respect to performance in the calendar year in which the Deferral Election is made;

(b)	a bonus payable to him under a Company incentive plan;

(c)	any sign-on bonus payable to him;

(d)	payments due to him under any carried interest plan; and

(f)	his retainer received for services as a non-employee member of the Board of Directors of the Company ("Retainer").

Notwithstanding the foregoing, a Participant may not defer more than 50% of his or her base salary, nor may he or she defer compensation that is payable to him in the nature of severance pay. Similarly, a Participant may not defer into this Plan any amount payable under it. The Committee may specify other forms of compensation that may not be subject to Deferral Elections. The Committee will specify the percentage or dollar increments in which Participants may defer elements of compensation.

Section 3
Deferral Accounts

          3.1      Deferral Accounts.      All amounts deferred pursuant to one or more Deferral Elections under the Plan will be allocated to a bookkeeping account in the name of the Participant ("Deferral Account"). Amounts deferred will be credited to the Deferral Account as of the Deferral Crediting Date (as defined below) coinciding with or next following the date on which the Participant would have received the deferred amounts, if he had not elected to defer them. The "Deferral Crediting Date" will be the business day coinciding with or next preceding the 15th day of each calendar month (the "Mid-Month Deferral Crediting Date") and the business day coinciding with or next preceding the last day of each calendar month (the "End-of-Month Deferral Crediting Date").

          3.2      Investment Elections and Income Crediting.      As of the close of business on each day the New York Stock Exchange is open for business ("Valuation Date"), each Participant's Deferral Account will be credited with income and gains and charged with losses, expenses and distributions equal to the amount by which the Deferral Account would have been credited or charged since the prior Valuation Date (in the manner described below) had the Participant's Deferral Account been invested in the Investment Funds (as defined below) selected by the Participant in accordance with the Participant's investment elections.

          The "Investment Funds" will consist of two or more mutual funds or other group investment funds designated by the Committee, in its sole discretion, for Participants' investment elections. In addition, the Committee may establish an Investment Fund consisting of Company Stock (the "Company Stock Fund"). Income, gains, losses, expenses and distributions will be credited and charged in the manner dictated by each Investment Fund. The Company Stock Fund may use a unit valuation method of accounting. The Committee may, in its sole discretion, from time to time designate additional Investment Funds or terminate existing Investment Funds.

          A Participant must make an investment election at the time of his or her initial Deferral Election. The investment election must designate the portion of the amounts deferred to be treated as invested in each available Investment Fund. As to elections effective on or after March 1, 1999, any investment election made by a Participant that directed or directs investment into the Company Stock Fund will be irrevocable. A Participant may elect no later than 1 p.m. Central Standard Time on February 26, 1999 to move amounts already in the Company Stock Fund out of that Fund; any amounts not moved by that time will remain in the Company Stock Fund.

          A Participant's investment election will remain in effect for each deferral made after the election is effective, until after the Participant properly submits a request to make a change in his investment election. Except as described above with regard to amounts invested in the Company Stock Fund, a Participant may change his investment election as to amounts deferred following the change in investment election, as to the investment allocation of the Participant's existing Deferral Account, or as to both matters. Any request to make a change in investment election must be filed or otherwise submitted to the party and in the form prescribed by the Committee and in the time and manner specified by the Committee. A Participant's initial investment election, or any request to make a change in investment election, will become effective in accordance with rules established by the Committee and applied uniformly to similarly situated Participants. The Company reserves the right to impose blackout periods during which no contributions or transfers may be made to, or, for transfers to be effective before March 1, 1999, from the Company Stock Fund.

          Notwithstanding any other provision of this Section 3, a Participant will be deemed to have elected to invest in the Company Stock Fund any compensation that would have been payable to him in the form of Company Stock, but that he elected to defer under Section 2.3.

          3.3.      Vesting.      A Participant will at all times be fully vested in the balance of his Deferral Account.

Section 4
Payment of Benefits

          4.1      Time and Method of Payment.      A Participant's Deferral Account will be paid in a single lump sum or installments, as elected by the Participant at the time of his initial Deferral Election. A Participant may make a one-time election after his initial Deferral Election to change the form of payment, so long as the Committee receives the election change at least one year and one day before the Participant's Distribution Date.

          If a Participant's Deferral Account is payable in a single lump sum, the payment will be made as of a Valuation Date occurring as soon as possible following the Participant's Distribution Date, in an amount equal to the value of the Participant's Deferral Account.

          If a Participant's elected installment payments, his Deferral Account will be paid in substantially equal installments over the five-, ten- or fifteen-year period he elected, with installments beginning as soon as practicable after the Participant's Distribution Date. Each installment payment will be computed by dividing the amount credited to the Participant's Deferral Account as of the Valuation Date immediately before the installment payment is due by the number of payments then remaining in the installment period.

          4.2      Payment Upon Disability.      If a Participant becomes Disabled (as defined below) before his Distribution Date, payment of his Deferral Account will be made or begin (in the form of payment elected by him under Sections 2.2(g) and 4.1) as of a Valuation Date occurring as soon as practicable after the date the Committee determines the Participant is Disabled.

          For purposes of this Section 4.2, a Participant will be deemed to be "Disabled" if he has a physical or mental condition that results from a bodily injury, disease, or mental disorder, and that renders him incapable, presumably permanently, of performing his normal employment duties. The Committee will determine, on the basis of the medical and other competent evidence it deems relevant, whether a Participant is Disabled.

          4.3     Payment Upon Death of a Participant.      If a Participant dies before receiving payment of all or part of his Deferral Account, the amount remaining to be paid in his behalf from the Plan will be paid to his Beneficiary. Notwithstanding any election by a Participant regarding the timing and manner of payment of his Deferral Account, the Committee will determine in its sole discretion how and when the Participant's Deferral Account will be paid to his Beneficiary.

          4.4     Beneficiary.      If a Participant is married on the date of his death, then his Beneficiary will be his spouse. Notwithstanding the foregoing, the Participant may, with his spouse's written consent, name someone other than spouse as a Beneficiary or Beneficiaries. A Beneficiary designation will be effective only if it is filed with the Committee or other party designated by the Committee, in the form specified by the Committee. A Participant may revoke an existing Beneficiary designation by filing another Beneficiary designation with the Committee. The latest proper Beneficiary designation received by the Committee will control.

          If a Participant fails to name a Beneficiary or survives all of his named Beneficiaries, his Deferral Account will be paid in the following order of precedence:

(1)	to the Participant's spouse;

(2)	to the Participant's children (including adopted children), per stirpes; or

(3)	to the Participant's estate.

        A married Participant's designation of someone other than his spouse as a Beneficiary will be effective only if the spouse validly consents to it. To be valid, a spousal consent:

(1)	must be in writing acknowledging the effect of the consent;

(2)	must be witnessed by a notary public;

(3)	must be effective only for the spouse who executes the consent; and

(4)	must designate a Beneficiary or Beneficiaries who may not be changed by the Participant without the spouse's consent, unless the Participant names his spouse as his sole Beneficiary or the spouse's consent in the first instance expressly permits designations by the Participant without any requirement of further consent by the spouse.

          4.5      Medium of Payment.      Effective March 1, 1999, any portion of a Participant's Deferral Account that is invested in the Company Stock Fund will be paid in whole shares Company Stock, with cash paid for fractional shares. All other amounts owing under the Plan will be paid in cash.

          4.6      Unforeseeable Financial Emergency.      If the Committee determines that a Participant has incurred an Unforeseeable Financial Emergency (as defined below), and to the extent that the Unforeseeable Financial Emergency cannot be relieved:

(1)	through reimbursement or compensation by insurance or otherwise; or

(2)	by liquidation of the Participant's assets, to the extent liquidation of those assets would not itself cause severe financial hardship;

it will permit the Participant to withdraw the portion of the balance of his or her Deferral Account that is needed to satisfy the Unforeseeable Financial Emergency.

          An "Unforeseeable Financial Emergency" is a severe financial hardship to the Participant resulting from:

(1)	a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant;

(2)	loss of the Participant's property due to casualty; or

(3)

other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant and determined by the Committee to constitute an Unforeseeable Financial Emergency.

Notwithstanding the foregoing, effective for withdrawals made on or after March 1, 1999, no portion of a Participant's Deferral Account that is "invested" in the Company Stock Fund may be withdrawn under this Section 4.6 under any circumstances. A withdrawal on account of an Unforeseeable Financial Emergency will be paid in cash, as of a Valuation Date occurring as soon as possible after the date on which the Committee approves the withdrawal.

          If a Participant is entitled to a withdrawal from the Plan on account of an Unforeseeable Financial Emergency and at the same time is entitled to a distribution on account of hardship from a 401(k) Plan (as defined in Section 2.2(j)), the Participant must withdraw his or her entire Deferral Account under the Plan on account of the Unforeseeable Financial Emergency before he or she may receive any distribution on account of hardship under the 401(k) Plan.

          4.7      Withholding of Taxes.      The Company will withhold any applicable Federal, state or local income tax from payments due under the Plan. The Company will also withhold Social Security taxes, including the Medicare portion of those taxes, and any other employment taxes necessary to comply with applicable laws. To the extent that a Participant's Deferral Account does not contain sufficient cash to satisfy the applicable taxes, the Company will liquidate shares of Company Stock held for a Participant who directed the investment of all or a portion of his or her Deferral Account into the Company Stock Fund and use the funds obtained to satisfy the taxes.

          4.8      Cashout of Account Balances.      Notwithstanding a Participant's election regarding the timing and manner of payment of his Deferral Account, if a Participant has a Termination of Employment, and if the entire value of his Deferral Account is less than $100,000, the Participant's Employer may direct that he be paid a lump sum distribution of the entire value of his Deferral Account. Also notwithstanding a Participant's election regarding the timing and manner of payment of his Deferral Account, if a Participant has a Termination of Employment, the Committee may in its sole discretion direct that he be paid the entire value of his Deferral Account in one lump sum, regardless of its size. For purposes of this Section 4.8, the value of a Participant's Deferral Account will be determined as of the Valuation Date coinciding with or immediately following the Participant's termination of employment.

Section 5
Miscellaneous

          5.1     Funding.      Benefits payable under the Plan to any Participant will be paid directly by the Participant's Employer (including the Company if the Participant is employed by the Company). The Company and the Employers will not be required to fund, or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company and Employers may, in the discretion of the Committee, make investments in the mutual funds designated by the Committee as Investment Funds in amounts equal or unequal to Participants' investment elections under this Plan, the Company and the Employers will not be under any obligation to make such investments and any such investment will remain an asset of the Company or the Employer subject to the claims of its general creditors. Notwithstanding the foregoing, the Company and the Employers, in the discretion of the Committee, may maintain one or more grantor trusts ("Trust") to hold assets to be used for payment of benefits under the Plan. The assets of the Trust with respect to benefits payable to the employees of each Employer will remain the assets of that Employer, subject to the claims of its general creditors. Any payments by a Trust of benefits provided to a Participant under the Plan will be considered payment by the Company or the Employer and will discharge the Company or the Employer of any further liability under the Plan for those payments.

          5.2      Benefit Statements.      As soon as practical after the end of each calendar year (or after such additional date or dates as the Committee, in its discretion, may designate), the Committee will provide each Participant with a statement of the balance of his Deferral Account as of the last day of that calendar year (or as of another date designated by the Committee in its discretion).

          5.3      Employment Rights.      Establishment of the Plan must not be construed to give any Eligible Employee the right to be retained in the Company's or any Employer's service, or to any benefits not specifically provided by the Plan.

          5.4      Interests Not Transferable.      Except as to withholding of any taxes under the laws of the United States or any state or locality and the provisions of Section 4.4, no benefit payable at any time under the Plan will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefits, whether currently or thereafter payable, will be void. No person will, in any manner, be liable for or subject to the debts or liabilities of any person entitled to those benefits. If any person attempts to, or does, alienate, sell, transfer, assign, pledge or otherwise encumber his benefits under the Plan, or if by any reason of his bankruptcy or other event happening at any time, his benefits would devolve upon any other person or would not be enjoyed by the person entitled to them under the Plan, then the Committee, in its discretion, may terminate the interest in those benefits of the person entitled to them under the Plan and hold or apply them for or to the benefit of the person entitled to them under the Plan or his spouse, children or other dependents, or any of them, in whatever manner the Committee may deem proper.

          5.5     Forfeitures and Unclaimed Amounts.      If the Committee or its designee is unable to distribute any part of a Participant's Deferral Account because it cannot, despite conducting a reasonable search, locate the Participant or his Beneficiary within two years after the date a Plan payment becomes due, the Deferral Account will be deemed an "unclaimed amount." Unclaimed amounts will be forfeited, and the forfeitures will reduce the Company's obligations under the Plan. After an unclaimed amount has been forfeited, the Participant or Beneficiary, as applicable, will have no further right to his Deferral Account.

          5.6      Controlling Law.      To the extent it is not preempted by ERISA, the law of Illinois (other than its choice of law provisions) will control in all matters relating to the Plan.

          5.7      Gender and Number.      Words in the masculine gender include the feminine, words in the plural include the singular and words in the singular include the plural.

          5.8      Action by the Company.      Except as otherwise specifically provided in this document, any action required of or permitted to be taken by the Company under the Plan must be taken by resolution of the Board of Directors of the Company, by action of a member of the Committee, or by person(s) authorized by resolution of the Board of Directors of the Company or the Committee.

          5.9      Voting Company Stock.      Effective March 1, 1999, any Participant that has directed or directs the investment of any part of his or her Deferral Account into the Company Stock Fund will have the right to direct the voting of shares of Company Stock allocated to his or her Deferral Account. The Participant will direct the voting of shares allocated to his or her Deferral Account according to the procedures and deadlines established by the Committee.

Section 6
Employer Participation

          6.1     Adoption of Plan.      Any subsidiary or affiliate of the Company (including any domestic or foreign entity which is related to the Company by less than a 50% direct or indirect ownership interest by or in the Company) (an "Employer") may, with the approval of the Committee and under such terms and conditions as the Committee prescribes, adopt the Plan by resolution of its board of directors. The Committee will amend the Plan as necessary or desirable to reflect the adoption of the Plan by an Employer, and the appearance of an Employer's name in Appendix A will be conclusive proof that the Committee has approved the Employer's adoption of the Plan. An adopting Employer has no authority to amend or terminate the Plan under Section 7.

          6.2      Withdrawal from the Plan by Employer.      Any Employer has the right, at any time, upon the approval of and under such conditions as may be provided by the Committee, to withdraw from the Plan by delivering to the Committee written notice of its election to withdraw. Upon receipt of such a notice, the Committee will direct that the portion of the Deferral Account of a Participant or Beneficiary attributable to amounts deferred while the Participant was an employee of the withdrawing Employer, plus any net earnings, gains and losses on those amounts, be distributed from the Trust in cash, and, effective for distributions made on or after March 1, 1999, to the extent invested in the Company Stock Fund, in shares of Company Stock. Distribution under the preceding sentence will be made at such time or times as the Committee, in its sole discretion, deems to be in the best interest of the withdrawing Employer's employees and their Beneficiaries. To the extent the amounts held in the Trust for the benefit of its Participants and Beneficiaries are not sufficient to satisfy the withdrawing Employer's obligation to its Participants and their Beneficiaries accrued on account of their employment with the withdrawing Employer, the amount remaining necessary to satisfy the obligation will be an obligation of the withdrawing Employer, and the Company will have no further obligation to the withdrawing Employer's Participants and Beneficiaries with respect to those amounts.

Section 7
Amendment and Termination

          The Company intends the Plan to be permanent, but reserves the right at any time by action of its Board of Directors (or of any person or persons duly authorized by the Board of Directors) to modify, amend or terminate the Plan, provided, however, that no amendment or termination of the Plan may reduce or eliminate any Deferral Account accrued through the date of the amendment or termination, increased by any income and gain credited to the Participant's Deferral Account and reduced by any losses, expenses and distributions charged to the Participant's Deferral Account in accordance with Section 3.2.

          The Committee will have the same authority to adopt amendments to the Plan as the Board of Directors of the Company in the following circumstances:

(a)	to adopt amendments to the Plan which the Committee determines are necessary or desirable for the Plan to comply with or to obtain benefits or advantages under the provisions of applicable law, regulations or rulings or requirements of the Internal Revenue Service or other governmental or administrative agency or changes in such law, regulations, rulings or requirements; and

(b)

to adopt any other procedural or cosmetic amendment that the Committee determines to be necessary or desirable that does not materially change benefits to Participants or their Beneficiaries or materially increase the Company's or adopting Employers' obligations under the Plan.

          Executed in multiple originals this _______ day of August, 2000.

HELLER FINANCIAL, INC.

By: ________________________
Title: _______________________

Appendix A

Adopting Employers

The affiliates and subsidiaries of the Company listed below have adopted the Plan for their employees effective as of the dates indicated.

Adopting Employer	Effective Date

Heller Financial Leasing, Inc.	January 1, 1999